PALMER & DODGE LLP
                    One Beacon Street, Boston, MA 02108-3190


TELEPHONE: (617) 573-0100                              FACSIMILE: (617) 227-4420

                                 February 8, 1999


Procept, Inc
840 Memorial Drive
Cambridge, Massachusetts 02139

        We are rendering this opinion in connection with the Registration Statement on Form S-4, as amended, (the "Registration Statement") filed by Procept, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to (i) 2,755,000 shares of the Company's Common Stock, $0.01 par value (the "Merger Shares"), to be issued in connection with the merger of Procept Acquisition Corp. ("Merger Sub") with and into Pacific Pharmaceuticals, Inc. ("Pacific") pursuant to the Agreement and Plan of Merger dated as of December 10, 1998, as amended, (the "Agreement") among the Company, Pacific and Merger Sub and (ii) 1,453,796 shares of the Company's Common Stock (the "Anti-Dilution Shares" together with the Merger Shares, the "Shares") to be issued as a result of the Merger to existing stockholders of the Company and to former holders of Pacific preferred stock pursuant to contractual anti-dilution rights of such stockholders.

        We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. We have examined such documents as we consider necessary to render this opinion.

        Based upon the foregoing, we are of the opinion that upon issuance of
(i) the Merger Shares in accordance with the Agreement and (ii) the Anti-Dilution Shares pursuant to certain contractual rights, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

        We hereby consent to the use of our name under the caption "Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                                       Very truly yours,



                                                       /s/ Palmer & Dodge LLP